UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	20-1295171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Century Park East, Suite 1820 Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 203-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 18, 2015, the Board of Directors of Ritter Pharmaceuticals, Inc., or the Company, approved the employment offer letter and compensation of Ellen Mochizuki, which offer letter and compensation had been recommended to the Board of Directors by the Company’s Compensation Committee. Effective September 21, 2015, Ms. Mochizuki commenced employment with the Company as its Vice President, Finance. Under the terms of the offer letter, Ms. Mochizuki will serve as Vice President, Finance for the Company on an “at will” basis, at an annual base salary of $170,000, plus the opportunity for a bonus based upon the achievement of performance goals to be agreed upon for each year, and will be eligible for benefits in accordance with the Company’s Employee Handbook.

From August 2014 to June 2015, Ms. Mochizuki, age 49, consulted with various biopharmaceutical clients with respect to their initial public offerings and related financial statements and assisted in a stock merger for a publicly traded mid-size banking client. From 2007 to 2014, she was a Director of Accounting (Benefits) for Northrop Grumman Corporation (“NGC”) and was responsible for the overall accounting and accounting operations of its benefit assets, including the filing of over twenty external financial statements annually. From 2006 to 2007, Ms. Mochizuki consulted with NGC. From 2002 to 2005, she was a Senior Vice President at IndyMac Bank, overseeing human resources operations. Ms. Mochizuki started her career as an auditor with PricewaterhouseCoopers. Ms. Mochizuki is an adjunct faculty at Pasadena City College teaching accounting (2014 to present) and is licensed in the State of California as a certified public accountant though is currently on inactive status.

The foregoing description of Ms. Mochizuki’s offer letter is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITTER PHARMACEUTICALS, INC.

By:	/s/ MICHAEL D. STEP
Name: Michael D. Step
Title: Chief Executive Officer

Date: September 22, 2015